EXHIBIT 23

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form SB-2 (No. 333-68884), Form S-8 (No. 333-75344) and Form S-8 (No. 333-97435) of MedicalCV, Inc. of our report dated June 6, 2003, except as to Note 16 for which the date is July 8, 2003, relating to the financial statements, which appears in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Minneapolis, Minnesota
July 29, 2003